EXECUTION VERSION

Nomination and Standstill Agreement
This Nomination and Standstill Agreement (this “Agreement”) dated as of November 10, 2013, is by and among the persons and entities listed on Exhibit A hereto (collectively, the “Shareholders”, and individually each a “Shareholder”), Samuel Merksamer, Vincent Intrieri (each, an “Icahn Designee” and collectively, the “Icahn Designees”; in addition, the terms “Icahn Designee” and “Icahn Designees” shall include and be deemed to refer to, any “Replacement” who is an “Acceptable Person” (each as defined in Section 1.3(b) below)) and Transocean Ltd. (the “Company”).
WITNESSETH:
WHEREAS, the Shareholders are currently the beneficial owners of 21,477,900 shares (the “Shares”) of the common stock, par value CHF 15.00 per share, of the Company (“Common Stock”), which represents approximately 5.96% of the outstanding shares of Common Stock (based upon the number of shares stated to be outstanding, as of October 29, 2013, by the Company in its Form 10-Q filed with the Securities and Exchange Commission (“SEC”));
WHEREAS, the Corporate Governance Committee of the Board (the “Governance Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of each of the Icahn Designees; and
WHEREAS, the Governance Committee has recommended, and the Company and the Board have determined to, among other things, include the Icahn Designees in its slate of nominees for election to the Board at the Company's 2014 annual general meeting of shareholders (the “2014 Meeting”).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
BOARD OF DIRECTORS

1.	2014 Annual General Meeting of Shareholders
The Company and the Board agree to hold the 2014 Meeting no later than May 30, 2014.
1.2    Amendment of Articles
At the 2014 Meeting, the Company and the Board will recommend that shareholders approve, and will seek shareholder approval of, a proposal to amend Article 22 of the Articles of Association of Transocean Ltd. (the “Articles”) to reduce the maximum size of the Board from fourteen (14) to eleven (11) directors (the “Board Reduction Proposal”); it being understood that adoption of the Board Reduction Proposal will be subject to the satisfaction of applicable quorum and vote requirements pursuant to the Articles. The Company and the Board agree to use commercially reasonable efforts to cause shareholder approval of the Board Reduction Proposal (including soliciting proxies to vote for the Board Reduction Proposal, recommending that the Company shareholders vote in favor of the Board Reduction Proposal, and otherwise supporting the Board Reduction Proposal in a manner no less rigorous and favorable than the manner in which the Company and the Board support the other Board proposals at the 2014 Meeting).
1.3     Director Designees

(a) The Company and the Board agree to nominate the Icahn Designees for election as directors of the Board at the 2014 Meeting and to include the Icahn Designees in the Company’s slate of directors and in its proxy statement for the 2014 Meeting. In addition to the Icahn Designees, the Board shall nominate nine (9) other directors for election or re-election at the 2014 Meeting (the “Company Nominees”). The Company and the Board agree to use commercially reasonable efforts to cause the election of the Icahn Designees to the Board (including soliciting proxies to vote for the Icahn Designees, recommending that the Company’s shareholders vote in favor of the election of the Icahn Designees, and otherwise supporting each of the Icahn Designees for election in a manner no less rigorous and favorable than the manner in which the Company and the Board support the Company Nominees in the aggregate). The Board shall also re-nominate two (2) of the Company's existing directors (the “Additional Company Candidates”) and the Shareholders shall be entitled to nominate and the Company and the Board agree to nominate, subject to the approval of the Board (such approval not to be unreasonably withheld, conditioned or delayed, and if such approval is not granted by the Board, the Shareholders shall be entitled to continue designating a candidate until such approval is granted), one (1) additional candidate (the “Additional Shareholders Candidate” and, together with the Additional Company Candidates, the “Additional Candidates”) for election at the 2014 Meeting; provided, however, that the agenda item to elect the Additional Candidates shall be conditioned on (x) the Board Reduction Proposal not being validly approved and (y) a shareholder of the Company validly nominating one or more directors (other than the Icahn Designees or their Replacements) for election at the 2014 Meeting. If the conditions set forth in clauses (x) and (y) of the preceding sentence are not satisfied, then the Company, the Board, the Shareholders and the Icahn Designees agree that the Board shall have at least three (3) vacancies and agree not to nominate any person to such vacancies. The Company shall name each of the Company Nominees, the Icahn Designees and the Additional Candidates in the proxy statement prepared, filed and delivered in connection with the 2014 Meeting, and the Company and the Board agree to use commercially reasonable efforts to cause the election of each of the Additional Candidates to the Board (subject to the conditions set forth in this Section 1.3(a)) (including soliciting proxies to vote for the Additional Shareholders Candidate, recommending that the Company’s shareholders vote in favor of the election of the Additional Shareholders Candidate, and otherwise supporting the Additional Shareholders Candidate for election in a manner no less rigorous and favorable than the manner in which the Company and the Board support the Additional Company Candidates in the aggregate). The Shareholders agree to provide the Company with the information about the Additional Shareholders Candidate that is required by applicable law or is otherwise necessary for inclusion in the Company's proxy materials for the 2014 Meeting promptly after the Company requests such information from the Shareholders. The Additional Shareholders Candidate shall be deemed to be an Icahn Designee for all purposes under this Agreement.
(b)    In the event any Icahn Designee resigns from the Board or is rendered unable to, or refuses to, be appointed to, or for any other reason fails to serve or is not serving, on the Board, the Shareholders shall be entitled to designate, and the Company and the Board shall cause to be added as a nominee to the Board a replacement (a “Replacement”) that is approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed (an “Acceptable Person”) (and if such proposed designee is not an Acceptable Person, the Shareholders shall be entitled to continue designating a recommended Replacement until such proposed designee is an Acceptable Person), at the 2014 Meeting or an extraordinary general meeting of shareholders after the 2014 Meeting. The Company and the Board hereby agree to schedule and hold such extraordinary general meeting as promptly as reasonably practicable following the Shareholders’ designation of an Acceptable Person; provided that the Company shall only be required to call one extraordinary general meeting, which meeting shall be one-half at the Company's and one-half at the Shareholders' cost and expense, after the 2014 Meeting and before the termination of this Agreement for the sole purpose of allowing the Company's shareholders to vote on any such Replacement. Subject to Section 1.3(a), for the avoidance of doubt, the Shareholders shall have the right to designate two (2) nominees for election at the 2014 Meeting. Any such Replacement who becomes a Board member in replacement of the Icahn Designee or the Additional Shareholders Candidate, if applicable, shall be deemed to be an Icahn Designee for all purposes under this Agreement. Notwithstanding the foregoing, the Company and the Board agree that each of Mr. Merksamer and Mr. Intrieri are Acceptable Persons.
(c) Prior to the 2014 Meeting, the Company shall prepare and file with the SEC and disseminate to the Company’s shareholders proxy soliciting materials that comply with the obligations of the Company and the Board in this Agreement and publish the meeting notification under applicable Swiss law. If an Icahn Designee is elected by the Company’s shareholders to serve as a director on the Board at the 2014 Meeting, such Icahn Designee shall serve until the annual general meeting of shareholders of the Company in 2015 or until such Icahn Designee is required to resign, or resigns, in accordance with the terms of this Agreement, or until his earlier death, resignation or removal by shareholders in accordance with Article 705 of the Swiss Code of Obligations, the Articles and the definitive Minder Ordinance (as defined below). The Shareholders agree to provide the Company with any information about the Icahn Designees as is required to be disclosed in the Company’s proxy solicitation materials under applicable law or is otherwise necessary for inclusion of the Icahn Designees on the Company’s slate.
(d)    The Company shall not be obligated to include either or both of the Icahn Designees (or the Additional Shareholders Candidate, if applicable) on its slate of directors proposed for election at the Company’s annual general meeting of shareholders for any meeting other than the 2014 Meeting or an extraordinary general meeting as set forth in Section 1.3(b).
(e) If the Shareholders collectively cease to beneficially own 14,423,621 or more shares of the Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, reverse stock splits, recapitalizations, or other similar occurrence), in which case the Shareholders shall promptly (but in no event later than four (4) business days or, if earlier and required under applicable Swiss law and regulations, SIX Swiss Exchange trading days) notify the Company that it owns less than such number of shares of Common Stock, but continue to beneficially own 10,817,716 or more shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, reverse stock splits, recapitalizations, or other similar occurrence):
(i) prior to the 2014 Meeting, then the Company shall only be obligated to include one of the Icahn Designees (as designated by the Shareholders), as well as the Additional Shareholders Candidate, if applicable, on its slate at the 2014 Meeting; or
(ii) after the 2014 Meeting, if (A) (x) the Board is composed of more than eleven (11) directors, (y) both Icahn Designees are members of the Board and (z) the Additional Shareholders Candidate is a member of the Board, then one of such persons, as designated by the Shareholders, agrees to, and the Shareholders agree to cause such person, to promptly resign from the Board (such that the Shareholders would continue to have two designees on the Board) or (B) (x) the Board is composed of eleven (11) directors or fewer and (y) both Icahn Designees are members of the Board, then one Icahn Designee, as designated by the Shareholders, and the Shareholders agree to cause such Icahn Designee to promptly resign from the Board (such that the Shareholders would continue to have one designee on the Board).

(f) If the Shareholders collectively cease to beneficially own at least 10,817,716 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, reverse stock splits, recapitalizations, or other similar occurrence):
(i) prior to the 2014 Meeting, then the Company shall have no obligation to include the Icahn Designees (or the Additional Shareholders Candidate) on its slate at the 2014 Meeting; or
(ii) after the 2014 Meeting, assuming either or both of the Icahn Designees and/or the Additional Shareholders Candidate, if applicable, have been elected as directors of the Board, then the Icahn Designees agree to, and the Shareholders agree to cause the Icahn Designees and the Additional Shareholders Candidate, if applicable, to promptly resign from the Board.

1.4	Board Committees
The Company and the Board agree that subject to (A) compliance with applicable New York Stock Exchange listing requirements, being, as of the date hereof, those set forth in Sections 303A.02 and 303A.04 of the New York Stock Exchange listed company manual (the “NYSE Manual”), and applicable Swiss law and (B) compliance with changes in applicable law after the date hereof, if the Icahn Designees are elected to the Board at the 2014 Meeting, no later than the earlier of (x) the first action at the first meeting of the Board following the 2014 Meeting and (y) five (5) business days following the 2014 Meeting, and at all times thereafter so long as the Icahn Designees are members of the Board or have the right to designate a Replacement (and the Shareholders or Icahn Designees have not notified the Company that they intend not to exercise such right), to include one Icahn Designee on each of the Governance Committee, the Executive Compensation Committee, the Finance Committee and the Health, Safety and Environment Committee; it being understood that (i) in relation to the Executive Compensation Committee and/or the Governance Committee, if the definitive Minder Ordinance (as defined below) so requires, the inclusion of an Icahn Designee on such committees is subject to that Icahn Designee's election to the Board and such committees by the Company's shareholders at the 2014 Meeting, it being agreed that the Company and the Board shall use commercially reasonable efforts to cause the election of the applicable Icahn Designee to such committees (including soliciting proxies to vote for the Icahn Designees, recommending that the Company’s shareholders vote in favor of the election of such Icahn Designee, and otherwise supporting the Icahn Designee for election in a manner no less rigorous and favorable than the manner in which the Company and the Board support the Company Nominees in the aggregate), (ii) except as contemplated in Section 2.2(c), in no event shall one person who is an Icahn Designee serve on more than two committees (so that, for example, Mr. Merksamer could serve on two (2), but not three (3) or more committees and Mr. Intrieri could also serve on two (2), but not three (3) or more such committees) and (iii) if either or both of the Icahn Designees or any Shareholder has a conflict of interest with respect to any matter being considered by any such committee, then either or both of the Icahn Designees, as applicable, shall not participate in the relevant committee meeting (or portion thereof) and shall not have the right to vote on the matter relating to such conflict of interest. The Company and the Board hereby acknowledge and agree that neither Icahn Designee has a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual and for purposes of Swiss corporate law by virtue of the Shareholders’ beneficial ownership of shares of Common Stock as of the date hereof. The Company and the Board further acknowledge and agree that, assuming the accuracy of the representation in Section 3.1(c), neither Mr. Merksamer nor Mr. Intrieri would be prevented from serving on any Board committee as a result of any qualifications or eligibility requirements set forth in the Company’s Corporate Governance Guidelines, committee charters, or other similar documents used by the Company or the Board to determine the composition of the Board’s committees.

1.5    Dividend
At the 2014 Meeting, the Company and the Board will seek shareholder approval of, and will recommend that shareholders approve, a $3.00 per share cash dividend (the “Dividend”), provided that such a Dividend proposal and the payment thereof are in compliance with Articles 671, 674, 675, 698, 717 and 728a of the Swiss Code of Obligations. The Company and the Board agree to use commercially reasonable efforts to cause shareholder approval of the Dividend (including soliciting proxies to vote for the Dividend, recommending that the Company shareholders vote in favor of the Dividend, and otherwise supporting the Dividend in a manner no less rigorous and favorable than the manner in which the Company and the Board support the other Board proposals at the 2014 Meeting).
ARTICLE 2
COVENANTS

2.1 Covenants of the Shareholders
      (a)    During the Covered Period (as defined below) so long as the Company and the Board are in compliance with this Agreement in all material respects, each of the Shareholders agrees that, and the Shareholders shall cause each of their controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to agree that: (i) at the 2014 Meeting, it shall vote, or cause to be voted, all of the shares of Common Stock beneficially owned by it (A) in favor of the Company Nominees, the Additional Candidates (if applicable) and the Icahn Designees; (B) in favor of the Board Reduction Proposal; (C) in favor of the Dividend; (D) in favor of the Discharge of the Members of the Board and Executive Management From Liability for Activities During Previous Fiscal Year 2013; (E) in favor of the election of Ernst & Young Ltd as the Company's Swiss statutory auditors and the appointment of Ernst & Young LLP as the Company’s Independent Registered Accounting Firm; (F) in favor of the election of Ian C. Strachan, or a person mutually agreeable to the Company and the Shareholders, for Chairman of the Board, and the election of the Company Nominees and the Icahn Designees to the Executive Compensation Committee and the Governance Committee (if so required pursuant to the definitive Minder Ordinance); (G) in favor of the election of the independent proxy proposed by the Board; (H) in favor of the approval of the 2013 Annual Report, the Consolidated Financial Statements and the Statutory Financial Statements of the Company; (I) in favor of the Appropriation of Available Earnings for Fiscal Year 2013; (J) in favor of the Advisory Vote to Approve Named Executive Officer Compensation and proposals in connection with the implementation of the Minder Ordinance relating to executive compensation that are procedural in nature (including with respect to the determination of the mechanics for the prospective or retrospective votes on executive management and board compensation); (K) in favor of the adoption of an authorized share capital and the related amendment to the Articles (the “Authorized Share Capital Proposal”) so long as such authorized share capital, and the related amendment to the Articles, is no more than 6% of the share capital of the Company registered in the Commercial Register as of the date hereof; (L) except for proposals relating to the implementation of substantive matters regarding executive compensation, in favor of any proposals of the Board in connection with or incidental to the implementation of the Swiss Federal Council ordinance (the “Minder Ordinance”) implementing articles 95 para. 3 and 197 no. 8 of the Swiss Federal Constitution (the “Minder Ordinance Proposals”); and (M) to abstain from voting with respect to the Discharge of the Members of the Board and Executive Management From Liability for Activities During Fiscal Years Prior to Fiscal Year 2013; and (ii) it will not request an extraordinary general meeting (except as otherwise explicitly provided for in Section 1.3(b)) and will not support any third party in any attempt to call an extraordinary general meeting.

(b)    Each of the Shareholders agrees that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 4.1 (the “Covered Period”) so long as the Company and the Board are in compliance with this Agreement in all material respects, unless such Shareholder shall have been specifically invited to do so in writing by the Board, neither such Shareholder nor any controlled affiliates of such Shareholder will, directly or indirectly:

(i)propose any tender or exchange offer by any Shareholder or its affiliates for securities of the Company or any of its subsidiaries; provided, however, that the Shareholders and their controlled affiliates shall be permitted to make a tender or exchange offer for any and all of the issued and outstanding equity securities of the Company;

(ii)propose any merger, spin off or split off, consolidation, business combination, acquisition, liquidation, dissolution, recapitalization, restructuring, extraordinary dividend or significant share repurchase with respect to the Company or any of its subsidiaries; provided that the restrictions in this clause (ii) shall not apply (A) if such Shareholder has provided the Company with written notice of such proposal at least forty-eight (48) hours (such time to commence at the time notice is provided to the Company setting forth such proposal in accordance with Section 5.1) prior to making such proposal (or such earlier time as the Company shall have made such proposal public) or (B) if the Company has publicly announced any transaction described in this clause (ii), in which case, the Shareholders shall not be restricted from making any statements or proposals with respect or related to the transaction announced by the Company (and for the avoidance of doubt, the Shareholders will not be required to provide any advance notice of such statements or proposals); provided, further, that following compliance with clause (A), such Shareholder will not be required to provide an additional notice in connection with further statements or proposals with respect to or related to the proposal previously noticed to the Company;

(iii)(A) seek any form of proxy or consent from any person (other than the Shareholders and their affiliates and those holding Common Stock of which the Shareholders or their affiliates are the beneficial owners (as defined in Rule 13d-3 of the Exchange Act) of such Common Stock) for  the voting of any Common Stock of the Company with respect to any matter for which a proxy statement has been filed with the SEC and proxies or consents are being solicited, (B) make any statement to any holder of Common Stock of the Company (other than the Shareholders and their affiliates and those holding Common Stock of which the Shareholders or their affiliates are the beneficial owners (as defined in Rule 13d-3 of the Exchange Act) of such Common Stock) stating how the Shareholders or their affiliates intend to vote their Common Stock of the Company with respect to any matter for which a proxy statement has been filed and proxies or consents are being solicited, or (C) make  any statement instructing any holder of Common Stock of the Company (other than the Shareholders and their affiliates and those holding Common Stock of which the Shareholders or their affiliates are the beneficial owners (as defined in Rule 13d-3 of the Exchange Act) of such Common Stock) how they should vote their Common Stock of the Company with respect to any matter for which a proxy statement has been filed and proxies or consents are being solicited; provided, however, that the forgoing clauses (B) and (C), shall not apply: (x) to any matter for which the Company is soliciting proxies or consents which matter is not set forth in the proposals referred to in Section 2.1(a)(i); or (y) any statement by the Shareholders or their affiliates supporting the proposals referred to in Section 2.1(a)(i) or any other proposal made by the Company;

(iv)     make any public announcement with respect to, or, other than through non−public action at the Board by an Icahn Designee acting in his or her capacity as such, submit a proposal for or offer of (with or without conditions), any extraordinary transaction between (x) the Company or its subsidiaries and (y) the Shareholders or any of their affiliates; provided, however, that the Shareholders and their controlled affiliates shall be permitted to announce such an extraordinary transaction if it is for all or substantially all of the Company and its subsidiaries;

(v)     form, join or in any way participate in a “group” (as defined in Section 13(d) of the Exchange Act or applicable Swiss law, other than the group that exists as of the date hereof between the Shareholders and their affiliates and, under applicable Swiss law, the Company, the Shareholders, its affiliates and the Icahn Designees) with other holders of Common Stock of the Company in connection with any of the foregoing;

(vi)     present at any annual general meeting or any extraordinary general meeting of the Company’s shareholders any proposal for consideration for action by shareholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board or seek the removal of any member of the Board, other than through action at the Board by an Icahn Designee acting in his or her capacity as such;

(vii)     institute, solicit, assist or join, as a party, any litigation, arbitration or other similar proceeding against or involving the Company, its subsidiaries or any of their current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(viii)     direct or instruct any of their respective subsidiaries, officers, directors, employees or controlled affiliates to take any of the actions expressly set forth in clauses (i) to (vii), (ix) and (x), or advise or assist any third party with respect to any such action;
(ix)     request that the Company or its officers or directors, directly or indirectly, amend or waive any provision of this Section 2.1(b) in a manner that would require public disclosure; or
(x)     make any public announcement advising others to vote against the proposals referred to in Section 2.1(a)(i);
provided, however, that none of the restrictions and limitations set forth in this Section 2.1 shall apply to, restrict or limit, any action by any Icahn Designee (or the Additional Shareholder Candidate, as applicable) acting in his or her capacity as a director of the Company.
    (c)    The Shareholders shall, and shall cause their applicable affiliates to, promptly file an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Further, if applicable, the Shareholders shall take such actions, including as regards the disclosure of shareholdings, as required pursuant to applicable Swiss law. The Shareholders shall also provide the Company and its counsel with a copy of such amendment to their Schedule 13D (and any filings or notifications required pursuant to Swiss law as a result of this Agreement) in advance (but in no event later than one day) of filing such amendment with the SEC (or applicable Swiss authority) and shall consider any reasonable comments proposed in a timely manner by the Company.
(d) As a condition to their nomination, the Icahn Designees (and the Additional Shareholders Candidate, if applicable) shall execute and deliver to the Company the Company’s standard director nomination documentation in the form previously provided to the Shareholders (which documentation shall include such Icahn Designees’ consent to be named as a nominee in the Company’s proxy statement for the 2014 Meeting and to serve as a director if so elected). The Icahn Designees (and the Additional Shareholders Candidate, if applicable) agree that they will be bound by all current policies, codes and guidelines applicable to directors of the Company in existence as of the date hereof; provided that the Company agrees (A) subject to applicable law, neither of the Icahn Designees shall be subject to or bound by Section 1.D “Majority Election of Directors” or Section I.G “Change in Job Responsibility” of the Company’s Corporate Governance Guidelines and (B) that none of the Shareholders or their controlled affiliates (other than the Icahn Designees (and the Additional Shareholders Candidate, if applicable) or their Replacements) shall be subject to any such policy, code or guidelines, whether in effect as of the date hereof or adopted after the date of this Agreement.
2.2 Covenants of the Company
      (a)    The Company shall promptly (i) file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto and (ii) make the ad hoc release and disclosure notification required pursuant to Swiss law, such disclosure including the aggregate number of securities held by the Company, the Shareholders and the Icahn Designees as a group acting in concert (as defined under Swiss law).
    (b)    The Company shall provide the Shareholders and their counsel with a copy of the Form 8-K (and any similar filing, ad-hoc release or notification required pursuant to Swiss law as a result of this Agreement) referenced in clause (a) above in advance (but in no event later than one day) of filing such Form 8-K (or any similar filing required pursuant to Swiss law as a result of this Agreement) with the SEC (or applicable Swiss authority) and shall consider any reasonable comments proposed in a timely manner by the Shareholders.

(c)    From the date of this Agreement and at all times during the Covered Period, (A) the Board agrees not to form an Executive Committee (or any other committee with functions similar to those customarily granted to an executive committee) and (B) the Board will not form any new committee without offering to at least one Icahn Designee the opportunity to be a member of such committee.
(d)    Except as expressly permitted by this Agreement, from the date of this Agreement and at all times during the Covered Period, the Company agrees not to seek the removal of the Icahn Designees (or the Additional Shareholders Candidate, if applicable) from the Board.

(e)    The Company shall not propose at the 2014 Meeting to adopt an authorized share capital, or propose any related amendment to the Articles, of more than 6% of the Company's share capital registered in the Commercial Register as of the date hereof.

(f)    From the date of this Agreement and at all times during the Covered Period, the Company agrees not to adopt a Rights Plan (as defined below), unless such Rights Plan is approved by a majority of the Board, which majority shall include the affirmative vote of at least one Icahn Designee (or the Additional Shareholders Candidate, if applicable). For purposes of this Agreement, a “Rights Plan” shall mean any plan or arrangement (including any related rights agreement) of the sort commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill” or that is designed to prevent or make more difficult a hostile takeover of the corporation by increasing the cost to a potential acquirer in such a takeover either through the distribution of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the corporation at a substantial discount to market value other than ratably to all stockholders of the corporation that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 Representations of the Shareholders
The Shareholders represent and warrant as follows:
      (a)    The Shareholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
    (b)    The Shareholders, together with their affiliates and any “group” that the Shareholders are part of, beneficially own and have the power to vote, directly or indirectly, an aggregate of 21,073,721 shares of Common Stock, and such shares of Common Stock constitute all of the Common Stock, and securities of, or relating to the Common Stock, beneficially owned by the Shareholders and their controlled affiliates.
    (c)    To the knowledge of the Shareholders, each of the Icahn Designees (A) is “independent” under the New York Stock Exchange listing standards and Rule 10A-3 of the Exchange Act, (B) is not an “interested person”, as defined in the Investment Company Act of 1940, as amended, of the Shareholders and (C) has no agreements, arrangements or understandings (whether compensatory or otherwise) with any of the Shareholders or their affiliates directly relating to the Shareholders’ investment in the Common Stock.
3.2 Representations of the Company
(a)    The Company represents and warrants that the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and that the Board has approved the terms and provisions of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.
(a)The Company represents, warrants and agrees that all directors of the Board will be nominated at the 2014 Meeting, and will be nominated for one-year terms.
(b)The Company represents and warrants that as of the date of this Agreement, the Board has five standing committees which are (i) the Audit Committee, (ii) the Executive Compensation Committee, (iii) the Corporate Governance Committee, (iv) the Health, Safety and Environment Committee and (v) the Finance Committee. The Board does not have an Executive Committee (or any other committee with functions similar to those customarily granted to an Executive Committee).
ARTICLE 4
TERMINATION
4.1 Termination
This Agreement shall remain in full force and effect until the earliest of:
      (a)    the Company, the Board or the Shareholders materially breach an obligation under this Agreement, provided that the non-breaching party elects to terminate this Agreement and, if such breach is curable, such non-breaching party has provided written notice of such breach (which notice shall specify in reasonable detail the facts and circumstances surrounding such breach) and such breach has not been cured within a ten (10) day period; provided that if this Agreement is terminated pursuant to this Section 4.1(a) as a result of an uncured breach by the Shareholders, the Icahn Designees (and the

Additional Shareholders Candidate, if applicable) agree to, and the Shareholders agree to cause the Icahn Designees (and the Additional Shareholders Candidate, if applicable) to, promptly resign from the Board;
(b)    immediately following the 2014 Meeting if neither of the Icahn Designees, the Additional Shareholders Candidate, if applicable, or their respective Replacements are elected to the Board (for the avoidance of doubt, this Agreement shall not be terminated pursuant to this Section 4.1(b) if only one of the Icahn Designees is elected to the Board at the 2014 Meeting);
(c)    at any time on or after January 15, 2015, the date on which both of the following have occurred: (A) the Icahn Designees (and the Additional Shareholders Candidate, if applicable) tender their resignation from the Board and (B) the Shareholders provide written notice to the Company that the Shareholders do not intend to exercise their right to designate a Replacement pursuant to Section 1.3 herein;
(d)    the date that is ninety (90) days after the Shareholders collectively cease to beneficially own at least 10,817,716 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, reverse stock, recapitalizations, or other similar occurrence); provided that such ninety (90) day period shall be deemed to end on January 15, 2015 if it has not ended prior to such date;
(e)    at any time following the date hereof, the date on which all of the following have occurred: (A) the Company has announced an extraordinary general meeting of the shareholders for any purpose (except (i) as contemplated by Section 1.3(b) of this Agreement or (ii) if either Icahn Designee, the Additional Shareholders Candidate, if applicable, or their respective Replacements voted in favor of holding, or taking the steps required to hold, such extraordinary general meeting or the transactions to be approved at such meeting), (B) the Icahn Designees, the Additional Shareholders Candidate, if applicable, or their respective Replacements tender their resignation from the Board and (C) if applicable, the Shareholders provide written notice to the Company that the Shareholders do not intend to exercise their right to designate a Replacement pursuant to Section 1.3 herein; or
(f)    such other date established by mutual written agreement of the Company and the Shareholders.
4.2 Discussion of Extension
The Parties expect that for the forty-five (45-) day period prior to the Company’s advance notice deadline for the submission of nominations for directors at the 2015 annual general meeting of shareholders (which deadline the Company and the Board agree shall not be earlier than March 1, 2015), the Company and the Shareholders may discuss extending this Agreement (including the possibility of renominating the Icahn Designees and, if applicable, the Additional Shareholders Candidate, for election at the Company's 2015 annual general meeting of shareholders); it being understood that the parties shall not be obligated to extend this Agreement and have no duty to negotiate in good faith or otherwise. If the parties do not agree, for any reason or no reason, each party shall have the right to terminate such discussions at any time, for any reason or no reason.
4.3 Effect of Termination
Article 5 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5
GENERAL
5.1 Notices
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile or electronic mail, upon confirmation of receipt:

If to the Company:	Transocean Ltd. 10 Chemin de Blandonnet Geneva, Switzerland CH-1214 Attention: Allen Katz | Philippe A. Huber Email: Allen.Katz@deepwater.com Email: philippe.huber@deepwater.com

with a copy (which shall not constitute notice) to	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Attention: Stephen F. Arcano Email: stephen.arcano@skadden.com Attention: Richard J. Grossman Email: richard.grossman@skadden.com

If to the Shareholders	Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Cozza Email: kcozza@sfire.com

with a copy (which shall not constitute notice) to	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Schaitkin Email: kls@sfire.com Attention: Andrew Langham Email: alangham@sfire.com
5.2 No Third-Party Beneficiaries
Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

5.3 Confidentiality
The Company hereby agrees that: (i) the Icahn Designees are permitted to and may provide confidential information subject to and in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) and (ii) the Company will execute and deliver the Confidentiality Agreement to the Shareholders substantially contemporaneously with execution and delivery thereof by the other signatories thereto.
5.4 Communications; Publicity

The parties agree that the press release attached as Exhibits C hereto will be issued upon execution of this Agreement and no party will make any statement which is inconsistent with such press release.
During the Covered Period: (A) the Shareholders, their respective officers and directors and the Shareholders’ controlled affiliates shall refrain from making or causing to be made, by press release or similar public statement to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past; provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, the Shareholders shall provide the Company with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to the Company setting forth such statement in accordance with Section 5.1) prior to making such statement (or such earlier time as the Company shall have made such statement public), and (B) the Company, its affiliates and their respective officers and directors shall refrain from making or causing to be made, by press release or similar public statement to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the Shareholders, their officers or directors or any person who has served as an officer or director of the Shareholders in the past or the Icahn Designees (and the Additional Shareholder Candidate, if applicable); provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, the Company shall provide the Shareholders with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to the Shareholders in accordance with Section 5.1) prior to making such statement or announcement (or such earlier time as the Shareholders shall have made such statement public). The foregoing shall not prevent the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

During the Covered Period, in the case where Carl Icahn is not himself an Icahn Designee, the Board shall not adopt a policy aimed specifically at precluding members of the Board from speaking to Mr. Icahn, and if asked by any Board member the Company will advise such Board member that he or she may speak to Mr. Icahn (but subject to the Confidentiality Agreement), if they are willing to do so (but may caution them regarding specific matters, if any, that involve conflicts between the Company and the Shareholders and may remind them of their fiduciary duties).
5.5 Governing Law
The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich, Switzerland. The Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich) shall have exclusive subject matter jurisdiction. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF SWITZERLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.
5.6 Assignment
This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, without the express written consent of the other party. This Agreement, however, shall be binding on successors of the parties hereto.
5.7 Amendments; Waivers
This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
5.8 Entire Agreement

This Agreement (including the exhibits hereto) constitutes the entire agreement of all the parties and except as provided herein supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.
5.9 Counterparts
This Agreement may be executed in two or more counterparts (including by facsimile or .PDF transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.
5.10 Expenses
Except as otherwise explicitly provided for herein, all attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.
5.11 Captions
The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.12 Specific Performance
The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

5.13 Severability
If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.14 Breaches by the Board
In the event of any breach of this Agreement of the obligations with respect to the Board, such breach shall be deemed a breach by the Company. Any such breach shall be subject to all remedies available to the Shareholders, including but not limited to Section 5.12.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Transocean Ltd.

By: /s/ Steven L. Newman
Name: Steven L. Newman
Title: President & CEO

[Signature Page to Transocean Nomination and Standstill Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By: Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By: /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

[Signature Page to Transocean Nomination and Standstill Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

/s/ Samuel Merksamer
Samuel Merksamer

/s/ Vincent J. Intrieri
Vincent Intrieri

EXHIBIT A
ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
ICAHN CAPITAL LP
IPH GP LLC
ICAHN ENTERPRISES HOLDINGS L.P.
ICAHN ENTERPRISES G.P. INC.

EXHIBIT B

EXECUTION VERSION
TRANSOCEAN LTD.

November 10, 2013

To:     Each of the persons or entities listed on the last signature page hereto (“you” or the “Icahn Group”)

Ladies and Gentlemen:
You have requested information concerning Transocean Ltd. and/or its subsidiaries, affiliates or divisions (collectively, the “Company”), and you have requested that the Icahn Designees (as defined in the Nomination and Standstill Agreement, dated as of November 10, 2013, among the parties thereto (the “Standstill Agreement”)), who are currently Samuel Merksamer, a director of the Company, and Vincent Intrieri, a nominee for a director of the Company at the Company's 2014 annual general meeting of shareholders, each an employee of an affiliate of the Icahn Group, be permitted to discuss with you certain information concerning the Company. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, any Icahn Designee may, and/or the Company may, if and to the extent they desire to do so (in their sole and absolute discretion, subject to the limitations set forth herein) disclose information that any Icahn Designee obtains while a member of the Board of Directors of the Company, to you and your Representatives (as hereinafter defined), and may discuss such information with you and your Representatives. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include price-sensitive information, certain trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, you and your Representatives agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. The term “Representatives” shall mean, with respect to the Company, any of its directors (excluding any Icahn Designee), key officers or employees, and attorneys and, with respect to you, any of your directors, key officers or employees (including the Icahn Designees), and attorneys.
1. The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your

Representatives’ (other than any Icahn Designee’s) possession on a non-confidential basis prior to its being furnished to you by any Icahn Designee, or by or on behalf of the Company or (iii) is received from a source other than an Icahn Designee or the Company or its Representatives; provided, that in the case of (ii) or (iii) above you did not have reason to believe that the source of such information was bound by a confidentiality agreement with or other contractual, legal, statutory, regulatory (including by virtue of stock exchange rules) or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed.
2. Except as otherwise set forth in this letter agreement, you and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who may need to know such information for the purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and has agreed to comply with the confidentiality and other obligations applicable with respect to Representatives under this letter agreement; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto, except that you will not be so responsible with respect to any such Representative who has become an Additional Signatory hereto pursuant to a counterpart letter agreement executed by such Representative and the Company. It is understood and agreed that no Icahn Designee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that Mr. Merksamer and Mr. Intrieri may provide such disclosure if neither of the Icahn Designees shall have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney-client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by in house or outside legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.
3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email and Federal Express so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at the Company’s sole cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the shares of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.
4. You acknowledge that (a) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the directors or the Company’s internal or external legal counsel, concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the directors or the Company’s internal or external legal counsel, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Icahn Designee.
5. All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Icahn Designee is a director of the Company, upon the written request of the Company for any reason, you will promptly return to the Company all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be); it being understood that you shall not be required to erase or delete electronically stored Evaluation Material that has been saved to a back-up file in accordance with your previously established document retention policy, provided that you shall continue to be bound by your obligations hereunder with respect to any such Evaluation Material. Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.
6. You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable U.S. federal and state securities laws and insider information under applicable Swiss laws and regulations (including stock exchange regulations), and undertake that you shall not, and you shall use your commercially reasonable efforts to ensure that your Representatives undertake not to, trade or engage in any transaction in (i) Company shares, (ii) any other securities issued by the Company or (iii) any derivative of Company shares, while in possession of such information or otherwise misuse material non-public information, in violation of such laws.
7. You hereby represent and warrant to the Company that (i) you have all requisite corporate or other power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).
8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.
9. You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to seek to enforce specifically the terms and provisions of this letter agreement exclusively in the competent courts of the city of Zurich, Switzerland. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.
10. The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this letter agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich, Switzerland. The Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich) shall have exclusive subject matter jurisdiction. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF SWITZERLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.
11. This letter agreement, the Standstill Agreement, and the letter agreement dated September 27, 2013 by and among the parties hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.
12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:    Transocean Ltd.
10 Chemin de Blandonnet
Geneva, Switzerland CH-1214
Attention: Allen Katz | Philippe A. Huber
Email: Allen.Katz@deepwater.com
Email: philippe.huber@deepwater.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036-6522
Attention: Stephen F. Arcano
Email: stephen.arcano@skadden.com

Attention: Richard J. Grossman
Email: richard.grossman@skadden.com

If to the Icahn Group:    Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention: Keith Cozza
Email: kcozza@sfire.com
With a copy to (which shall not constitute notice):

Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153

Attention: Keith Schaitkin
Email: kls@sfire.com

Attention: Andrew Langham
Email: alangham@sfire.com
13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.
14. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.
15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.
16.    No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.
17.     The Icahn Group shall cause any Replacement (as defined in the Standstill Agreement) for any Icahn Designee to execute a copy of this letter agreement.
18.    This letter agreement shall expire two (2) years from the date on which no Icahn Designee is a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

TRANSOCEAN LTD.

By:_/s/ Steven L. Newman_____________
Name: Steven L. Newman
Title: President & CEO

Accepted and agreed as of the date first written above:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By: Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By: /s/ Edward E. Mattner______
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:    /s/ SungHwan Cho_______
Name: SungHwan Cho
Title: Chief Financial Officer

Carl C. Icahn

/s/ Carl Icahn__________
Additional Signatory

Samuel Merksamer

/s/ Samuel Merksamer____

Vincent Intrieri

/s/ Vincent J. Intrieri____

EXHIBIT C

[See Exhibit 99.1]